Exhibit 2.1

Dated April 14, 2023

Agreement and Plan of Merger

among

Graf Acquisition Corp. IV,

as Acquiror

Austria Merger Sub, Inc.

as Merger Sub

and

NKGen Biotech, Inc.

as the Company

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page

EXHIBITS

Exhibit A	Form of Sponsor Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit D	Form of Amended and Restated Bylaws of Acquiror
Exhibit E	Form of Amended and Restated Registration Rights Agreement
Exhibit F	Form of Lockup Agreement

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 14, 2023 is entered into by and among Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), Austria Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and NKGen Biotech, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each (a) declared it advisable to enter into this Agreement and (b) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Acquiror Board has adopted a resolution recommending to its stockholders that they approve the Proposals;

WHEREAS, in connection with the Transactions, Acquiror and NKMAX Co., Ltd., a company formed under the laws of the Republic of Korea (“Company Parent”) and Acquiror, have entered into a backstop agreement (as amended or modified from time to time, the “Backstop Agreement”), pursuant to which, subject to and contingent upon the Closing, Company Parent will invest in Acquiror an aggregate amount not to exceed $25,000,000 (the “Backstop Amount”);

WHEREAS, in connection with the Transactions, Acquiror will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Investors providing for investments in Acquiror prior to the Closing ( such investment and any other investment by Investors prior to the Closing, the “PIPE Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and certain directors of Acquiror have entered into that certain Sponsor Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Sponsor Agreement”), with Acquiror and the Company, pursuant to which, among other things: certain shares held by Sponsor at the Closing will be subject to vesting and forfeiture provisions as set forth in the Sponsor Agreement;

WHEREAS, in connection with (but following) the execution and delivery of this Agreement, in connection with the Transactions, certain stockholders of the Company constituting the Company Requisite Approval will enter into that certain Support Agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Support Agreement”), with Acquiror, pursuant to which such stockholders have agreed, among other things to provide their Written Consent as promptly as practicable to the extent permitted by applicable Law following their receipt of the Information Statement to be delivered in accordance with Section 8.2(g);

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Registration Statement in conjunction with, inter alia, (a) the Extension Approval or (b) obtaining approval from the stockholders of Acquiror for the Business Combination;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation in the form set forth on Exhibit C (the “Acquiror A&R Charter”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall adopt the amended and restated bylaws in the form set forth on Exhibit D (the “Acquiror A&R Bylaws”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an equity incentive plan (the “Acquiror Incentive Plan”) and an employee stock purchase plan (the “Acquiror Employee Stock Purchase Plan”), in each case in the form to be agreed upon by the Company, Acquiror and Merger Sub prior to time the Proxy Statement/Registration Statement is filed with the SEC and in accordance with Section 7.15; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and (b) (x) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and/ or (y) the Merger, the Backstop Amount and the PIPE Investment, taken together, shall constitute an integrated transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, prior to the consummation of the Transactions, Acquiror, Sponsor and certain stockholders of the Company will enter into the amended and restated registration rights agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit E, to be effective as of the Effective Time; and

WHEREAS, prior to the consummation of the Transactions, Acquiror, Sponsor, certain directors of Acquiror and certain stockholders of the Company will enter into a lockup agreement (the “Lockup Agreement”), in the form set forth on Exhibit F, to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01            Definitions. As used herein, the following terms shall have the following meanings:

“2021 Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Charter” has the meaning specified in the recitals hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.19.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(f).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(f).

“Acquiror Closing Cash Amount” means an amount equal to the sum of (a) the amount of cash available in the Trust Account as of the Closing after deducting the aggregate amount payable with respect to the Redemption (and after deducting any excise tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred therewith by Acquiror, taking into account all reductions reasonably expected to be available under Section 4501(c)(3) of the Code in the relevant taxable year), plus (b) the aggregate amount received by the Company, the Acquiror or any of its Subsidiaries substantially concurrently with the Closing pursuant to the Subscription Agreements, plus (c) the Backstop Amount, in each case of clauses (a), (b) and (c) after giving effect to the payment of any Outstanding Acquiror Expenses incurred or payable by Acquiror but before giving effect to the payment of any Outstanding Company Expense.

“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Employee Stock Purchase Plan” has the meaning specified in the recitals hereto.

“Acquiror Fully Diluted Shares” means the number of shares of Acquiror Common Stock, determined as of the applicable time of measurement, equal to the sum of (a) the total number of shares of Acquiror Common Stock issued and outstanding and (b) the total number of shares of Acquiror Common Stock subject to securities that are convertible into or exercisable for shares of Acquiror Common Stock (whether vested or unvested).

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Material Adverse Effect” means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of Acquiror or (b) the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, that in no event would any redemption of Acquiror Common Stock made in accordance with the Certificate of Incorporation, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Acquiror.

“Acquiror Recommendation Change Notice” has the meaning specified in Section 8.02(f).

“Acquiror SEC Reports” has the meaning specified in Section 5.10(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means one share of Acquiror Common Stock and one fifth (1/5th) of Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(e).

“Adjoining Landowner” has the meaning specified in Section 4.18(a).

“Adjournment Proposal” has the meaning specified in Section 8.02(e).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any stockholder of the Company, which portfolio companies may otherwise be deemed to be “under common control with” the Company).

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Transaction Structure” has the meaning specified in Section 8.03(b).

“Amendment Proposal” has the meaning specified in Section 8.02(e).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition in any applicable jurisdiction.

“Backstop Agreement” has the meaning specified in the preamble hereto.

“Backstop Amount” has the meaning specified in the preamble hereto.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on May 20, 2021, and as subsequently amended from time to time.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Company Financial Statements” has the meaning specified in Section 6.06(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the Equity Securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the Equity Securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of the total voting power of the Equity Securities of the Company; provided that the Company Acquisition Proposal shall not include and the Company shall be entitled to take all actions necessary to effect, or give effect to, (i) the delivery and performance of this Agreement and the Transactions contemplated by this Agreement, including pursuant to the Backstop Agreement and the Subscription Agreements, (ii) the Contemplated Interim Note Financing, (iii) the grant of non-exclusive licenses or licenses to intellectual property granted to vendors, distributors, or suppliers of the Company for the purpose of providing the applicable services to the Company, entered into in the ordinary course of business and (iv) the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Certificates” has the meaning specified in Section 3.02.

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Convertible Note Conversion” has the meaning set forth in Section 3.01(a).

“Company Convertible Promissory Notes” means, collectively, the convertible promissory notes listed on Schedule 1.01, as may be amended from time to time.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” all Owned Intellectual Property and all Intellectual Property used in or necessary for the conduct of the businesses of the Company, as currently conducted.

“Company Management Holders” means the individuals set forth on Schedule 1.02 constituting the Company’s directors and officers as of the date hereof, in each case, if such Person holds any Equity Security of the Company as of the date hereof.

“Company Option” means each option to purchase shares of Company Common Stock issued under any agreement with the Company, including the Company Stock Plans, whether vested or unvested, outstanding and unexercised immediately prior to Closing.

“Company Parent” has the meaning specified in the preamble hereto.

“Company Products” means natural killer cell immunotherapies currently in use or in development by the Company.

“Company Regulatory Agency” has the meaning specified in Section 4.10(e).

“Company Regulatory Permits” has the meaning specified in Section 4.10(e).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 4.03.

“Company Shareholder” means the holder of share(s) of Company Common Stock.

“Company Software” means any and all Software used in or necessary for conduct of the businesses of the Company, as currently conducted.

“Company Stock Plan” means the Company 2019 Equity Incentive Plan, as amended from time to time.

“Company Waiving Parties” has the meaning specified in Section 11.17(a).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contemplated Interim Note Financing” means a pre-Closing capital raising transaction involving the issuance, whether in a single transaction or a series of transactions, by the Company of convertible notes that are convertible into or exchangeable for shares of Company Common Stock.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Copyleft Terms” has the meaning specified in Section 4.11(h).

“Designated Firm” has the meaning specified in Section 11.17(a).

“DGCL” has the meaning specified in the Recitals hereto.

“D&O Indemnified Parties” has the meaning specified in Section 7.02(a).

“Director Proposal” has the meaning specified in Section 8.02(e).

“Dispute” has the meaning specified in Section 11.17(a).

“Dissenting Shares” has the meaning specified in Section 3.08.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution, the environment (including natural resources), waste, emissions, the protection of human health or safety, or Hazardous Materials, and including any applicable Laws requiring the registration, testing, evaluation, classification or labelling of, or which prohibit or restrict in commerce, any chemical or other substance or material.

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting.

“Equity Value” means the sum of (a) $145,000,000 plus (b)(i) the aggregate amount of principal and accrued interest underlying Company Convertible Promissory Notes that are converted into shares of Company Common Stock immediately prior to the Effective Time plus (ii) the aggregate amount of principal and accrued interest underlying convertible notes issued pursuant to the Contemplated Interim Note Financing that are converted into shares of Company Common Stock immediately prior to the Effective Time.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another exchange agent appointed by Acquiror prior to Closing that is reasonably acceptable to the Company to act as the agent for the purpose of paying the Merger Consideration to the Company Stockholders in accordance with Section 3.02.

“Exchange Ratio” means a number equal to the quotient of (a) the Equity Value divided by (b) $10.00 divided by (c) the Fully Diluted Company Common Stock.

“Excluded Share” has the meaning specified in Section 3.01(d).

“Extension” has the meaning specified in Section 7.14.

“Extension Approval” has the meaning specified in Section 7.14.

“Extension Proposal” has the meaning specified in Section 7.14.

“Extension Stockholders’ Meeting” has the meaning specified in Section 7.14.

“FDA” has the meaning specified in Section 4.10(e).

“FDCA” has the meaning specified in Section 4.10(e).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 6.06(a).

“Final Termination Date” has the meaning specified in Section 7.14.

“Founder Shares” means shares of Acquiror Common Stock purchased by Sponsor in a private placement prior to the Acquiror’s initial public offering and including any such shares that have been subsequently transferred, including to Acquiror’s independent directors and third parties.

“Fully Diluted Company Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, including after giving effect to the Company Convertible Note Conversion in accordance with Section 3.01(a), other than Excluded Shares, plus (b) to the extent not included in clause (a), shares of company Common Stock underlying or issuable upon conversion of Company Convertible Promissory Notes and convertible notes issued as part of the Contemplated Interim Note Financing, plus (c) the aggregate number of shares of Company Common Stock subject to vested Company Options outstanding as of immediately prior to the Effective Time, plus (d) to the extent not included in the foregoing clauses (a) through (c), and to the extent (i) such shares of Company Common Stock are not subject to unvested Company Options and (ii) such shares are not subject to or issuable pursuant to the Backstop Agreement or the PIPE Investment, the aggregate number of shares of Company Common Stock subject to any other securities issued by the Company that are converted or exercisable into, or exchangeable for, directly or indirectly, Company Common Stock or Acquiror Common Stock, if any.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Graf Designee” has the meaning specified in Section 11.17(a).

“Hazardous Material” means any material, substance or waste that is listed, regulated, designated, classified or defined as, or otherwise determined to be, “hazardous,” “toxic,” or “radioactive,” or a “waste” or “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, petroleum products and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, medical or biomedical waste, per- or polyfluoroalkyl substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Plan Proposals” has the meaning specified in Section 5.02(b).

“Information Statement” has the meaning specified in Section 8.02(g).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (d) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (e) obligations under any Financial Derivative/Hedging Arrangement, (f) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (e) above and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means any and all rights in or associated with any of the following, whether or not registered, arising in the United States or any other jurisdiction throughout the world: (a) patents, patent applications, patentable inventions, invention disclosures, discoveries, methods, processes, improvements, innovations, and utility models, whether or not patentable and whether or not reduced to practice, improvements thereto, and other rights of invention, and all applications, registrations, issuances, renewals, provisionals, extensions, divisions, continuations, continuations-in-part, re-examinations, re-issues, interferences or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction (collectively, “Patents”), (b) registered or unregistered trademarks, service marks, certification marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos, slogans, business names and corporate names and all other indicia of source or origin, together with all goodwill related to any of the foregoing, and all registrations and applications relating to the foregoing (collectively, “Trademarks”), (c) works of authorship, whether or not copyrightable (including Software, websites, and content), copyrights, copyrightable works, copyrightable subject matter, mask work rights, all registered and unregistered copyrights in both published works and unpublished works, database and design rights and all moral rights, author’s rights, or similar attribution rights, and any applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (d) internet domain names and internet protocol addresses, all rights in URLs, websites, webpages, and website content, (e) trade secrets and other proprietary and confidential information, including know-how, show-how, inventions, processes, procedures, technical database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, technology, formulae, algorithms, source code, object code, technical data, technical databases, technical data analytics, ideas, designs, design protocols, drawings and blueprints, models, concepts, creations, confidential business information, financial information, technical information (including any pre-clinical, clinical, or regulatory information) and other proprietary information and rights, in each case, to the extent each of the foregoing constitutes a trade secret under applicable Law (collectively, “Trade Secrets”), (f) Software; (g) to receive damages or other amounts for, and/or to enjoin past, present, and future infringement, misappropriation, misuse, or other violation of any and all of the foregoing and rights of priority and protection of interest therein; and (h) other similar types of proprietary rights or other intellectual property (whether registered or unregistered and any application for the foregoing).

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Investor” means each Person that has committed or will commit to purchasing Acquiror Common Stock in connection with the Transactions prior to the Closing.

“Issuance Proposal” has the meaning specified in Section 8.02(e).

“IT Systems” means any and all Software, computer systems, servers, computers, applications, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, operational technology, automated processes, information technology, and other technology equipment owned, outsourced, licensed or leased by the Company or used in the operation of the business of the Company as currently conducted.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including binding guidance issued by Treasury and the U.S. Small Business Administration.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company.

“Lender” has the meaning specified in Section 6.11.

“Letter of Transmittal” has the meaning specified in Section 3.02.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, right of first offer, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Listing Application” has the meaning specified in Section 7.06(b).

“Loan” has the meaning specified in Section 6.11.

“Lockup Agreement” has the meaning specified in the recitals hereto.

“Material Adverse Effect” means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the assets, business, results of operations or financial condition of the Company, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect”: (i) any change in applicable Laws, or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the taking of any action required by this Agreement, the taking of any action by the Company at the discretion or consent of Acquiror, the announcement or the execution of this Agreement, the pendency or consummation of the Merger, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, suppliers, distributors, partners or employees of the Company (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 subject to any disclosures set forth in Schedule 4.04 and to the extent related thereto, the condition in Section 9.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the Covid-19 pandemic), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions (including social unrest) in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of the Company, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), and (iv), to the extent that such change does not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants, but only to the extent of the incremental disproportionate effect on the Company, taken as a whole, relative to other industry participants (or, in the case of clauses (v) and (vi), as compared to other industry participants in the same geographic areas in which the Company operates, but only to the extent of the incremental disproportionate effect relative to other industry participants in the same geographic areas in which the Company operates) or (b) a material adverse effect on the ability of the Company to consummate the Transactions.

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means, with respect to each outstanding share of Company Common Stock, a number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Merger Sub” has the meaning specified in the preamble hereto.

“Mortgage” has the meaning specified in Section 6.11.

“Mortgage Release Documents” has the meaning specified in Section 6.11.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Newco” has the meaning specified in Section 8.03(b).

“NYSE” means the New York Stock Exchange and solely with respect to Section 9.01(f) and Section 10.01(h), the NYSE American.

“Offer Documents” has the meaning specified in Section 8.02(a).

“Open Source Materials” has the meaning specified in Section 4.11(g).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means any and all Software owned or purported to be owned, in whole or in part, by the Company.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company and includes the Registered Intellectual Property.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) that relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use or occupancy of such real property, (e) Standard Outbound Licenses, (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (g) in the case of Leased Real Property or Owned Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property or Owned Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property or Owned Real Property, (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property or Owned Real Property, (i) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate Actions for which appropriate reserves have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (j) Liens described on Schedule 1.01(a) or incurred in connection with activities permitted under Section 7.01 hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information, in the Company’s possession, custody, or control, relating to an identified or identifiable natural person that constitutes “personal data,” “personal information,” or similar term defined by applicable Law.

“PHSA” has the meaning specified in Section 4.10(e).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Prior Acquiror Firm” has the meaning specified in Section 11.17(a).

“Proposals” has the meaning specified in Section 8.02(e).

“Protected Seller Communication” has the meaning specified in Section 11.17(a).

“Proxy Statement/Registration Statement” means the registration statement on Form S-4, or another appropriate form as mutually agreed by Acquiror and the Company, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror with respect to the registration under the Securities Act of the Acquiror Common Stock that constitute the Merger Consideration, which shall include the proxy statement of Acquiror with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“Real Estate Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redemption” has the meaning set forth in Section 7.04.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any regulatory authority with jurisdiction to enforce the Antitrust Law, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Requisite Company Shareholders” means the Company Shareholders holding the required voting power to obtain the Company Requisite Approval.

“Rollover Option” has the meaning specified in Section 3.04(a).

“Schedules” means the disclosure schedules of the Company and/or the disclosure schedules of the Acquiror and its Subsidiaries, as context requires.

“SEC” means the United States Securities and Exchange Commission.

“SEC Proposal” has the meaning specified in Section 8.02(e).

“Second Extension” has the meaning specified in Section 7.14.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any information security incident, unauthorized intrusion or breach of the Company’s IT Systems that has compromised the integrity or availability of the IT Systems and resulted in material loss, damage, or unauthorized access, disclosure, or use of Personal Information.

“Share Cap” means the number of shares of Acquiror Common Stock equal to the quotient of (a) the Equity Value divided by (b) $10.00.

“Software” means any and all (a) computer programs, including any and all firmware, software, code of algorithms, heuristics, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) databases, database rights and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Graf Acquisition Partners IV LLC.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Working Capital Loan” has the meaning specified in Section 3.07(b).

“Standard Contracts” means (a) Standard Licenses, (b) “shrink wrap” or other licenses for generally commercially available hosted services, (c) nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (d) option notices, grants, option agreements, at-will employment offer letters that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements and employee confidentiality and invention assignment agreements, in each case, substantially on standard forms of the Company and (e) any Contract that is terminable without penalty by any other party thereto on ninety (90) days’ or less notice.

“Standard Inbound License” means any nonexclusive license or limited used rights granted to the Company (a) for uncustomized software that is generally commercially available to the public or commercial entities generally on standard terms and conditions for less than $100,000 annually, (b) for Open Source Materials, (c) pursuant to employee or consulting agreements, (d) in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes, (e) in nondisclosure agreements, materials transfers agreements, clinical trial agreements or similar agreements, in each case entered into in the ordinary course of business, or (f) pursuant to a perpetual, irrevocable, fully paid up, royalty-free license agreement.

“Standard Outbound License” means any nonexclusive license or limited use rights granted by the Company (a) to its customers or distributors in the ordinary course of business, (b) to vendors and service providers for the purpose of providing the applicable services to the Company, (c) in nondisclosure agreements, materials transfer agreements, non-exclusive research licenses, or clinical trial agreements, in each case entered into in the ordinary course of business, or (d) in the ordinary course of business for the use of the Company’s name, or logo (or feedback that is not material to the business of the Company) for marketing or similar purposes.

“Standard Licenses” means, collectively, Standard Inbound Licenses and Standard Outbound Licenses.

“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any predecessor or successor thereof or any analogous or similar state, local or foreign Law or regulation), or (b) a contractual obligation to indemnify any Person (other than any customary commercial Contract not primarily related to Taxes).

“Tax Return” means any return, election, disclosure, form, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Third-Party Purchaser” means any Person (other than any wholly owned Subsidiary of Acquiror) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Trade Control Laws” means any Laws related to any economic or financial sanctions or the export, import, re-export, or transfer of products, software, technical data, services or technologies, which may be imposed and enforced from time to time by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, or any other relevant sanctions or export control authority.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transaction Proposal” has the meaning specified in Section 8.02(e).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.07(a).

“Trust Agreement” has the meaning specified in Section 5.07(a).

“Trustee” has the meaning specified in Section 5.07(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 20, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Written Consent” has the meaning specified in Section 8.02(g).

Section 1.02            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be (i) provided or furnished in the virtual “data room” set up by the Company in connection with this Agreement, (ii) delivered to such party or its legal counsel via electronic mail or hard copy form or (iii) filed or furnished with the SEC by Acquiror.

Section 1.03            Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Sangwoo Park, Paul Song and Pierre Gagnon, and, in the case of Acquiror, James Graf and Anthony Kuznik.

Article II

THE MERGER; CLOSING

Section 2.01            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.02            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.03            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

Section 2.04            Certificate of Incorporation and Bylaws of the Surviving Company.

(a)            At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read the same as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “NKGen Operating Biotech, Inc.”, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)            At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

Section 2.05            Directors and Officers of the Combined Company

(a)            Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time, except to the extent set forth on Schedule 2.05(a), shall cease to be a director immediately after the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05(a) shall be appointed to the Acquiror Board, effective immediately after the Effective Time, and, as of such time, shall be the only directors of Acquiror (including, if necessary, by causing the Acquiror Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board, as necessary, effective immediately after the Effective Time, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board, each effective immediately after the Effective Time). Each person appointed as a director of Acquiror pursuant to the preceding sentence shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier resignation or removal. On the Closing Date, Acquiror shall enter into customary indemnification agreements with the individuals set forth on Schedule 2.05(a), which indemnification agreements shall continue to be effective following the Closing.

(b)            Acquiror shall take all necessary actions to cause the officers of Acquiror to resign as of immediately prior to the Effective Time. Persons constituting the officers of the Company prior to the Effective Time and as set forth in the Proxy Statement/ Registration Statement shall be appointed by the Acquiror Board to be the officers of Acquiror effective immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)            Acquiror shall take all necessary actions necessary to ensure that immediately after the Effective Time, the directors and executive officers of the Surviving Company shall be the directors and executive officers set forth on Schedule 2.05(c).

Section 2.06            Closing Deliverables.

(a)            At the Closing, Acquiror shall deliver to the Company:

(i)            a counterpart to the Registration Rights Agreement, duly executed by Acquiror and Sponsor;

(ii)           a counterpart to the Lockup Agreement, duly executed by Acquiror; and

(iii)          a counterpart to the Subscription Agreements, duly executed by Acquiror.

(b)            At the Closing, the Company shall deliver to Acquiror:

(i)            a counterpart to the Registration Rights Agreement, duly executed by each stockholder of the Company listed on Schedule 2.06(b); and

(ii)           a counterpart to the Lockup Agreement, duly executed by each stockholder of the Company listed on Schedule 2.06(b), which shall (A) represent (in the aggregate) approximately 95% of the Fully Diluted Company Common Stock as of the date hereof and (B) include each Company Management Holder.

Article III

EFFECTS OF THE MERGER

Section 3.01            Treatment of Company Convertible Notes; Effect on Capital Stock

(a)            Company shall use commercially reasonable efforts to cause each (i) Company Convertible Promissory Note and (ii) convertible note issued as part of the Contemplated Interim Note Financing, that is outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to its terms as of immediately prior to the Effective Time (the “Company Convertible Note Conversion”).

(b)            At the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder or any other Person, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including after giving effect to the Company Convertible Note Conversion pursuant to Section 3.01(a)) but excluding Excluded Shares and Dissenting Shares, in each case together with any right to receive any dividends (whether or not accrued), shall thereupon be converted into the right to receive the Merger Consideration. Notwithstanding anything to the contrary, the aggregate Merger Consideration to be paid in respect of all Company Common Stock, together with all Acquiror Common Stock issuable (assuming cash exercise) in accordance with Section 3.04 with respect to all vested Company Options as of the Effective Time shall not exceed the Share Cap. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive its applicable portion of the Merger Consideration into which such shares of Company Common Stock shall have been converted in the Merger.

(c)            At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

(d)            At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.02            Delivery of Merger Consideration.     Prior to the Closing, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Merger Consideration (not to exceed the Share Cap) to be held in trust for the benefit of the Company Stockholders for the purpose of exchanging certificates representing shares of Company Common Stock (“Company Certificates”). Prior to the Closing, Acquiror shall or shall cause the Exchange Agent, pursuant to irrevocable instructions, to be mailed to each holder of record of Company Common Stock a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the shares of Company Common Stock to Acquiror (including all Company Certificates), together with instructions thereto. Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates, to the extent such shares of Company Common Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, its portion of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(b). Until surrendered as contemplated by this Section 3.02, each share of Company Common Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.02.

Section 3.03            Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with Section 3.01(b).

Section 3.04            Treatment of Options.

(a)            Effective as of the Effective Time, each Company Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into, and thereafter evidence, an option with respect to that number of shares of Acquiror Common Stock that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock (after such conversion, each a “Rollover Option”), with a strike price per share of Acquiror Common Stock equal to the quotient obtained by dividing (A) the per share strike price of such Company Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, rounded up to the nearest whole cent.

(b)            The conversions described in this Section 3.04 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Following the Effective Time, each Rollover Option shall be subject to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Options as of immediately prior to the Effective Time, subject to such adjustments as described in Section 3.04(a).

Section 3.05            Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.05 (other than with respect to compensatory payments), Acquiror shall use commercially reasonable efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with reasonable opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.05. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates or Representatives withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall reasonably cooperate to pay such amounts through the Company’s or its relevant Affiliate’s payroll to facilitate applicable withholding.

Section 3.06            No Fractional Shares. Notwithstanding anything to the contrary contained herein, the Merger Consideration received by any holder of the Company’s Equity Securities pursuant to this Article III shall be rounded down to the nearest whole share of Acquiror Common Stock, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of any of the Company’s Equity Securities pursuant to this Article III, and no holder of the Company’s Equity Securities shall be entitled to receive any fractional share of Acquiror Common Stock pursuant to this Article III.

Section 3.07            Payment of Expenses.

(a)            No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices, wire transfer instructions for the payment thereof, and any other document reasonably requested by Acquiror in connection with the Outstanding Company Expenses), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing Date and are to be paid by Acquiror or the Surviving Company on the Closing Date after the Closing occurs: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions, (iii) 50% of all fees and expenses incurred in connection with filing and printing the Proxy Statement/Registration Statement pursuant to Section 8.02 and (iv) 50% of all fees and expenses incurred in connection with the regulatory filings required pursuant to Section 8.01 (collectively, the “Outstanding Company Expenses”). On the Closing Date after the Closing occurs, Acquiror or the Surviving Company shall pay or cause to be paid on behalf of the Surviving Company by wire transfer of immediately available funds all such Outstanding Company Expenses that remain unpaid as of the Closing Date.

(b)            No later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all outstanding fees and expenses incurred by Acquiror, Merger Sub or the Sponsor for which Acquiror or Merger Sub shall be obligated to pay, whether incurred as part of this Transaction or related to prior potential Business Combinations, including but not limited to, (i) outside counsel and for any other agents, advisors, consultants, experts and financial advisors employed by or on incurred on behalf of Acquiror, Merger Sub or the Sponsor, (ii) any loans or amounts owed by Acquiror to its Sponsor, (iii) any deferred underwriting expenses, (iv) all fees, costs and expenses incurred in obtaining the Acquiror D&O Tail pursuant to Section 7.02(b), (v) 50% of all fees and expenses incurred in connection with filing and printing the Proxy Statement/Registration Statement pursuant to Section 8.02, (vi) 50% of all fees and expenses incurred in connection with the regulatory filings required pursuant to Section 8.01, (vii) all fees and costs incurred in connection with the Extension and the Second Extension (including any amounts that are to be deposited into the Trust Account following the Extension Meeting and the Second Extension Meeting) and (viii) any other outstanding amount with respect to which Acquiror has any liability for payment up to and including the Closing Date (with respect to clauses (ii) and (viii), other than a working capital loan, in an amount not to exceed $1,500,000, issued from Sponsor to Acquiror that Sponsor has confirmed in writing will be convertible into additional Acquiror Warrants at a price of $1.50 per Acquiror Warrant with an exercise price of $11.50 per such Acquiror Warrant (the “Sponsor Working Capital Loan”) (together with written invoices and wire transfer instructions for the payment thereof, and any other document reasonably requested by Acquiror in connection with the Outstanding Company Expenses) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date after the Closing occurs, Acquiror or the Surviving Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses that remain unpaid as of the Closing Date.

Section 3.08            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to: (a) demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL, or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands or notice of exercise received by the Company for appraisal of shares of Company Common Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 3.09            Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.09 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY9

Except as set forth in the Schedules to this Agreement (each of which, subject to Section 11.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.01            Corporate Organization of the Company.

(a)            The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)            The Company is licensed or duly qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02            No Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any Equity Security of any Person.

Section 4.03            Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other instruments and ancillary agreements contemplated by this Agreement to which the Company is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement by holders of a majority of the voting power of the outstanding shares of Company Common Stock (the “Company Requisite Approval”) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such instruments and ancillary agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements to which the Company is a party or the Company’s performance hereunder or thereunder. This Agreement has been, and each such instrument and ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

Section 4.04            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract or any material Real Estate Documents, or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, accelerations, cancellations, modifications, amendments, payments, postings or Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05            Governmental Authorities; Consents. Assuming the accuracy of the representations and warries of each of Acquiror and Merger Sub contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions or prevent the consummation of the Transactions, (c) filing and effectiveness of the Certificate of Merger and (d) as otherwise disclosed on Schedule 4.05.

Section 4.06            Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, 32,602,843 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) are not subject to, and were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Common Stock and the number of shares of Company Common Stock held by each such holder as of the date hereof. Except as set forth in this Section 4.06, as of the date hereof there are no other shares of Company Common Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)            Schedule 4.06(b) sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Convertible Note and the total outstanding principal and accrued interest underlying each such Company Convertible Note.

(c)            With respect to each Company Option, Schedule 4.06(c) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the number of Company Options that are vested or unvested, the date of grant and exercise price per share of such Company Option. Each Company Option (i) was granted in material compliance with all applicable Laws and the terms of the Company Stock Plan, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

(d)            Except as provided for in this Section 4.06, as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as provided for in this Section 4.06 and as otherwise set forth on Schedule 4.06(d), as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(d), as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests.

Section 4.07            Financial Statements. Attached as Schedule 4.07 are (a) the audited balance sheets of the Company as of December 31, 2021 and the audited statement of operations, statements of common stock and stockholders’ equity (deficit) and statements of cash flow, together with the auditor’s reports thereon (the “2021 Audited Financial Statements) and (b) the unaudited balance sheet of the Company as of December 31, 2022 and the unaudited statement of operations, statements of common stock and stockholders’ equity (deficit) and statements of cash flow for the twelve-month period ending December 31, 2022 (the “Unaudited Financial Statements”). The 2021 Audited Financial Statements and the Unaudited Financial Statements present fairly, in all material respects, the financial position, results of operations, changes in equity and cash flows of the Company as of the dates and for the periods indicated in such financial statements in conformity with GAAP in all material respects (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company. Other than the 2021 Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company with respect to calendar year 2021. The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 6.06(a), (i) will fairly present in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Closing Company Financial Statements in conformity with GAAP (except, in the case of the unaudited Closing Company Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments), (ii) will have been derived from, and will accurately reflect in all material respects, the books and records of the Company and (iii) in the case of any audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

Section 4.08            Undisclosed Liabilities. As of the date hereof, there is no liability, debt or obligation of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, primary or secondary liability) against the Company of the type required to disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company, (c) liabilities for performance of obligations of the Company under Contracts binding upon the Company (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or violation of Law or a claim or lawsuit or an environmental liability, (d) disclosed on Schedule 4.08, (e) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole or (g) that will be discharged or paid off prior to Closing.

Section 4.09            Litigation and Proceedings. Except as set forth on Schedule 4.09, as of the date hereof, there are no and since January 1, 2020, there have been no, pending or, to the knowledge of the Company, threatened in writing, Actions and, to the knowledge of the Company, there are no pending or investigations threatened in writing, in each case, against the Company. As of the date hereof, neither the Company nor any property, asset or business of the Company is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Company as of the date hereof. The Company is not a party to a settlement or similar agreement regarding any of the litigation matters that would be required to be listed on Schedule 4.09 pursuant to the first sentence of this Section 4.09 and that contains any ongoing obligations, restrictions or liabilities or obligations, and that, in each case, would, individually or in the aggregate, have or reasonably be expected to be material to the Company, taken as a whole.

Section 4.10            Compliance with Laws.

(a)            The Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws. As of the date of this Agreement, to the knowledge of the Company, the Company has not received any written notice from any Governmental Authority of a material violation of any applicable Law by the Company at any time since January 1, 2020.

(b)            Nothing in this Section 4.10(a) shall be construed as a representation or warranty regarding the absence of infringement, violation or misappropriation of third party Intellectual Property, which matters are solely addressed in Section 4.11(b).

(c)            Since the date that is three (3) years prior to the date hereof, (i) there has been no action taken by the Company, or to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent, representative or sales intermediary of the Company, in each case, while acting on behalf of the Company, in violation of any applicable Anti-Corruption Law or Trade Control Laws, (ii) the Company has not been convicted of violating any Anti-Corruption Law or Trade Control Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Law or Trade Control Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Trade Control Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Trade Control Laws.

(d)            The Company, or, to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, is not a person that is the target of sanctions or under applicable Trade Control Laws.

(e)            As of the date hereof, the Company holds (i) all authorizations required under the United States Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (ii) authorizations of any applicable Governmental Authority that are concerned with the manufacturing, marketing, distribution, sale, import, or export of any of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operation of the business of the Company as currently conducted (the “Company Regulatory Permits”). All such Company Regulatory Permits are valid and in full force and effect and the Company is in compliance in all material respects with the terms of all such Company Regulatory Permits.

(f)            All pre-clinical and clinical investigations in respect of Company Products conducted or sponsored by or on behalf of the Company are being and have been conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (ii) any applicable federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information. As of the date hereof, no pre-clinical or clinical testing conducted by or on behalf of the Company has been terminated or suspended due to safety or other non-business reasons, and, to the knowledge of the Company, there are no facts that could give rise to such a determination. No Company Regulatory Agency, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the knowledge of the Company, threatened to initiate in writing any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the knowledge of the Company, as of the date hereof, there are no facts that would reasonably give rise to such a determination.

(g)            The Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material field correction, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product.

Section 4.11            Intellectual Property; IT Systems.

(a)            Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and registration and application numbers, of all Patents, all registered Copyrights, all registered Trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company (the “Registered Intellectual Property”), all of which (other than applications) is, subsisting, and, except for applications, valid and, to the knowledge of the Company, enforceable. Except as set forth on Schedule 4.11(a), the Company is the sole and exclusive owner of all right, title, and interest in and to all Registered Intellectual Property required to be set forth on Schedule 4.11(a) and all other Owned Intellectual Property, in each case, free and clear of all Liens, other than Permitted Liens. All such patents and patent applications and all other material Registered Intellectual Property have been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except for reinstatements after lapse by the payment of applicable fees. No loss or expiration of any material Registered Intellectual Property is threatened in writing, or, to the knowledge of the Company, pending or reasonably foreseeable, that the Company would reasonably consider to be materially adverse to its business as currently conducted (except for patents expiring at the end of their statutory terms and not as a result of any act or omission by the Company, including failure thereby to pay any required maintenance fees).

(b)            As of the date hereof, (i) no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company by any third party and no written claims have been received either (A) claiming infringement, misappropriation or other violation of Intellectual Property rights owned by such third party; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company; (ii)  the Company is not a party to any pending Action claiming infringement, misappropriation or other violation by any third party of any Company Intellectual Property; (iii)  within the six (6) years preceding the date of this Agreement, none of the Company, its conduct, nor the conduct of its businesses (including the development, manufacturing, use, licensing, or importation, of the Company Products by or on behalf of the Company) or Owned Intellectual Property or Intellectual Property exclusively licensed to the Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; and (iv) to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company, and the Company has not made or threatened any claim in writing alleging the foregoing.

(c)            The Company either solely and exclusively owns, has a valid license to use, or otherwise possesses the rights to use, sell, or license, as currently used, sold, or licensed by it in its business, all of the Company Intellectual Property, IT Systems, and Company Software, in each case in the manner in which they are currently used by or on behalf of the Company. Immediately subsequent to the Closing, the Company Intellectual Property shall be owned or available for use by the Company on terms and conditions identical to those under which it owns or uses the Company Intellectual Property immediately prior to the Closing, without the consent or authorization of any Person in respect of the right of the Company to own, use or otherwise exercise any other rights, title or interest that the Company currently has with respect to such Intellectual Property, or the payment of additional fees as a result of the Closing. As of the date hereof, none of the Owned Intellectual Property, Intellectual Property exclusively licensed to the Company, or the Company is subject to any outstanding judgment, settlement, or order restricting or impairing the use thereof or of any Intellectual Property, respectively.

(d)            The Company has undertaken commercially reasonable efforts, to maintain and protect all Owned Intellectual Property and Intellectual Property exclusively licensed to the Company and to protect the confidentiality of any Trade Secrets and any confidential information that the Company desires (and is obligated to) to keep confidential included in the Company Intellectual Property that are material to its business. No such Trade Secrets or confidential information of any Person to whom the Company owes a duty of confidentiality has been disclosed thereby to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person.

(e)            No current or former director, officer, employee or other Representative of the Company has any right, title, or ownership interest in or to any of the Owned Intellectual Property. The Company has implemented policies whereby employees and contractors of the Company who have participated in or contributed to the creation, authorship, conception, or development of any Intellectual Property in the course of their employment or provision of services for the Company and that is material to the business of the Company are required to assign to the Company all of such employee’s or contractor’s rights, title, and interest therein (to the extent permitted by applicable Law), and, all such employees and contractors have executed and delivered to the Company binding, valid, and enforceable written agreements pursuant to which such Persons have assigned to the Company all of such employee’s or contractor’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company by operation of Law (unless, in the case of contractors, such Intellectual Property was not intended by the Company to be proprietary to the Company).

(f)            Except as set forth on Schedule 4.11(f), or otherwise as would not materially adversely affect the Owned Intellectual Property or the businesses of the Company, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, medical facility or research center were used in the development of any Owned Intellectual Property nor does any such Person have any rights, title or interest in or to any Owned Intellectual Property. As of the date hereof, the Company is not subject to any outstanding or, to the knowledge of the Company, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to which the Company is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(g)            The Company is in all material respects in compliance with the terms and conditions of all licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) used by the Company in any way.

(h)            The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any material Owned Intellectual Property including Owned Company Software, (ii) distributed Open Source Materials in conjunction or connection with any Owned Intellectual Property including Owned Company Software or (iii) used Open Source Materials in or in connection with any Owned Intellectual Property including Owned Company Software, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants (or otherwise requires the Company to license, grant rights or otherwise disclose, distribute, publish, or provide) to any third party, any material Owned Company Software or the right to make derivative works thereof, or otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use, distribute, charge for the use of, or enforce any Owned Intellectual Property in any manner (collectively, “Copyleft Terms”).

(i)            To the knowledge of the Company, the Company has not experienced any Security Incidents. The Company has implemented, and to the extent required by applicable Law, required its third party vendors to implement commercially reasonable security policies and measures designed to protect (A) the confidentiality, integrity, and availability of Personal Information, and (B) the integrity and availability of the IT Systems.

(j)            The Company complies, in all material respects, with (i) applicable contractual obligations governing the Company’s collection, use, disclosure, retention, processing, or transfer (collectively, “Processing”) of Personal Information, and the security of IT Systems to which it is legally bound, (ii) its then-current published internal and external privacy policies or (iii) applicable Laws, governing the Company’s Processing, data privacy, data security or data protection of Personal Information, and the security of IT Systems in all applicable jurisdictions. To the Company’s Knowledge, the Company has not received any written notice of any material claims, investigations, or alleged violations of Law, regulation, or contractual obligations with respect to any Security Incident, nor has the Company notified in writing, been required by applicable Law, regulation, or Contract to notify in writing, any person or entity of any Security Incident.

(k)            The IT Systems (i) are adequate for, and operate and perform in material conformance with their documentation and functional specifications; (ii) operate and perform as currently required and as currently contemplated to be required, are in good working condition, function in accordance with their specifications in all material respects, and are sufficient to conduct and operate the businesses of the Company and its Subsidiaries as currently conducted, (iii) are free from any material software defect, including any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any IT System, and (iv) have been maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers, in each case of the foregoing clauses (i) through (iv), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company IT Systems have not materially malfunctioned or failed within the past three (3) years, and as of the date hereof, the Company has no knowledge of any material cyber security risk in its IT Systems that are not remedied.

Section 4.12            Contracts; No Defaults.

(a)            Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders, Company Benefit Plans, which are set forth on Schedule 4.13(a), Backstop Agreements, Subscription Agreements and Standard Contracts (however, Standard Contracts, which are not required to be listed in Schedule 4.13(a), shall constitute “Material Contracts” if they otherwise qualify) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company is a party or by which any of its respective assets are bound (each, a “Material Contract”). True, correct and complete copies of the Material Contracts listed on Schedule 4.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)            each employee collective bargaining, labor union, labor organization or works council Contract;

(ii)           any Contract pursuant to which the Company (A) is granted a license, immunity, or other rights from a third party in or to any Intellectual Property that is material to the businesses of the Company, taken as a whole, other than Standard Inbound Licenses and other than Contracts with employees and contractors assigning Intellectual Property to the Company or (B) grants a license, immunity, or other rights to a third party in or to Owned Intellectual Property, including Owned Company Software other than Standard Outbound Licenses;

(iii)          any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory where such restriction or limitation has or would reasonably be expected to have a material effect on the business of the Company, taken as a whole;

(iv)          any Contract that is still in effect under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness exceeding $250,000, (B) granted a Lien on its assets, whether tangible or intangible, to secure any material Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(v)          any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company since January 1, 2020 involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi)          any Contract with outstanding obligations for the sale or purchase of personal property (excluding Intellectual Property), fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $250,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices;

(vii)         any Contract not made in the ordinary course of business and expected to result in revenue or require expenditures in excess of $250,000 in the calendar year ended December 31, 2023 or any subsequent calendar year;

(viii)        except Contracts entered into in connection with employment or consulting arrangements, any Contract between the Company, on the one hand, and any of Company’s shareholders, on the other hand, that will not be terminated at or prior to the Closing;

(ix)          any Contract establishing any joint venture, or legal partnership, strategic alliance, joint development or other collaboration that is material to the business of the Company taken as a whole;

(x)           each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or business of the Company, taken as a whole;

(xi)          each Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xii)         each management service, financial advisory or any other similar type of Contract and all Contracts with investment or commercial banks;

(xiii)        all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute; and

(xiv)        each Contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over the 12-month period ending March 31, 2023.

(b)            Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract required to be set forth on Schedule 4.12(a), as of the date hereof, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) to the knowledge of the Company as of the date of this Agreement, no party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since January 1, 2020 through the date hereof, the Company has not received any written claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or, to the knowledge of the Company as of the date of this Agreement, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since January 1, 2020 through the date hereof, the Company has not received written notice from any other party to any Material Contract that such party intends to terminate or not renew any such Contract (other than such termination due to fulfillment of its or the Company’s obligations under such Material Contract).

Section 4.13            Company Benefit Plans.

(a)            Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan as of the date hereof , but excluding any offer letter, employment agreement, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or under which the Company has or could reasonably be expected to have any material obligation or liability, including, without limitation, all pension, retirement, employment, consulting, change in control, severance, retention, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreements, insurance contracts or other funding vehicles (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan. The Company has also delivered or made available a written description of any Company Benefit Plan to the extent not set forth in a written document.

(b)            Each Company Benefit Plan (including any related trusts) has been established, operated, and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all material contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(c)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(d)            Neither the Company nor ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, or has or had any liability in respect of, at any point during the three (3) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)            To the knowledge of the Company, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened in writing.

(f)            Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits.

(g)            No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(h)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(i)            Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)            No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

Section 4.14            Labor Matters.

(a)            (i) The Company is not a party to, negotiating, required to negotiate, or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council, (ii) no labor union or organization, works council or group of employees of the Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)            The Company (i) is in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2020, has not experienced any actual or, to the knowledge of the Company, threatened in writing arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.

(c)            The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)            To the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)            In the past three (3) years, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations.

(f)            In the past three (3) years through the date hereof, (i) no allegations of sexual harassment or sexual misconduct have been made in writing or, to the knowledge of the Company, threatened in writing to be made against or involving any directors or executive officers or above by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 4.15            Taxes.

(a)            All income and other material Tax Returns required by Law to be filed by the Company has been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of the Company for the periods covered thereby.

(b)            All income and other material amounts of Taxes and all income and other material Tax liabilities of the Company that are due and payable on or prior to the Closing Date have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Company in accordance with GAAP.

(c)            The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and (iii) complied with all other applicable withholding and related reporting requirements with respect to such Taxes in all material respects.

(d)            The Company is not currently, nor has been within the past three (3) years as of the date hereof, engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes, and no such proceeding is pending or, to the knowledge of the Company, contemplated. The Company has not received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company, and no written request for any such waiver or extension is currently pending. The Company is not presently contesting the Tax liability of the Company before any taxing authority or other Governmental Authority.

(e)            The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(f)            The Company has not been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount or deferred revenue received prior to the Closing, (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date; or (vii) any election under Section 965(h)  of the Code.

(h)           There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i)            The Company does not have any liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) under any contractual obligation (other than customary commercial Contracts not primarily related to Taxes).

(j)            The Company is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are customary commercial Contracts not primarily related to Taxes).

(k)            The Company has not made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)            The Company is not, and has not been at any time since the date of its formation or during the five (5) year period ending on the Closing Date, whichever period is shorter, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)           The Company is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(n)           The Company has not knowingly taken any action, nor, to the knowledge of the Company, are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o)            The Company has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.

(p)            The Company has not received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.

(q)            The Company has not made a request for an advance tax ruling, request for technical advice or any similar request with respect to any Taxes that is in progress or pending with any Governmental Authority.

(r)            Section 4.13(i)(vii) and this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(e), (f), (g), (i) and (j), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 4.16            Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates for which the Company or Acquiror has any obligation.

Section 4.17            Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance, material amendment or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18            Real Property; Assets.

(a)            Schedule 4.18(a) sets forth the address and tax parcel number of each Owned Real Property as of the date of this Agreement. Except as set forth on Schedule 4.18(a), the Company is not party to any agreement or option to (i) purchase any real property or interest therein, (ii) sell all, or a portion of, any Owned Real Property or interest therein or (iii) lease or otherwise grant any third party the right to use any Owned Real Property or portion thereof. As of the date hereof, to the knowledge of the Company, the Company has not received written notice: (A) of any material violation of a building, zoning, health, or safety Law with respect to such Owned Real Property that has not been cured to the satisfaction of the party issuing such notice; (B) of any Action for a material zoning change with respect to such Owned Real Property, or (C) from any owner of real property immediately contiguous to the Owned Real Property (an “Adjoining Landowner”) alleging: (1) material boundary disputes with such Adjoining Landowners respecting such Owned Real Property; (2) a material dispute relating to impairment of the Company, as applicable, access to and from its respective Owned Real Property; or (3) a material default by the Company, under any recorded agreement affecting such Owned Real Property. The Company has a good and valid fee simple title to each Owned Real Property free and clear of all Liens, other than Permitted Liens.

(b)            Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property as of the date of this Agreement. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Documents”), and such deliverables comprise all Real Estate Documents relating to the Leased Real Property.

(c)            Each Real Estate Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Documents to be obtained from any landlord, lender or any other third party (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Documents for the purpose specified in the Real Estate Documents.

(d)            No material default or breach by (i) the Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Documents. The Company has not received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, or portion thereof, which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property free and clear of all Liens, other than Permitted Liens.

(e)            The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any Owned Real Property or any Leased Real Property and the improvements thereon (i) are prohibited by any Lien or Law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Owned Real Property or Leased Real Property. There is no condemnation or similar Action pending, or to the knowledge of the Company, threatened in writing with respect to any Owned Real Property or Leased Real Property, or portion thereof, as of the date hereof.

(f)            Except for Permitted Liens, the Company has good and valid title to the tangible assets of the Company (other than Intellectual Property which is covered by Section 4.11) free and clear of all liens.

Section 4.19            Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            the Company and all real property owned, operated or leased by the Company, are and, during the last three (3) years, have been in compliance with all Environmental Laws;

(b)            there has been no release of any Hazardous Materials as of the date hereof (i) at, in, on, from or under any Leased Real Property or Owned Real Property, (ii) in connection with the Company’s operations off-site of the Leased Real Property or Owned Real Property or, (iii) to the knowledge of the Company, at, in, on, from or under any formerly owned, operated or leased real property during the time that the Company owned, operated or leased such property;

(c)            neither the Company nor any real property owned, operated or leased by the Company is subject to any Governmental Order relating to any Environmental Law or the investigation, sampling, monitoring, treatment, remediation, removal, handling, recycling or cleanup of Hazardous Materials;

(d)            as of the date hereof, no Action is pending or, to the knowledge of the Company, threatened in writing and, to the knowledge of the Company, no investigation is pending or threatened in writing with respect to Environmental Law and the Company, or any real property owned, operated or leased by the Company;

(e)            to the knowledge of the Company, the Company has not assumed, either contractually or by operation of Law, the liability of any other Person relating to any Environmental Law or Hazardous Material;

(f)             to the knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of its predecessors (including the release, threatened release, or disposal of any Hazardous Materials or other substances at any location), or to any real property at any time owned, leased, or operated by the Company, or any of its predecessors, that could reasonably be expected to give rise to any Action, or to any liability, relating to any Environmental Law; and

(g)            the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or Owned Real Property in its possession or for which the Company may be liable in its possession, custody or control.

Section 4.20            Absence of Changes.

(a)            Since December 31, 2022 through the date of this Agreement, there has not been any change, development, condition, state of facts, occurrence, event or effect relating to the Company, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)            From December 31, 2022 through the date of this Agreement, the Company (i) has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practices and (ii) has not taken any action that both (A) would require the consent of the Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof and (B) is material to the Company, taken as a whole.

Section 4.21            Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, (a) in the case of any employee, officer or director, any employment Contract, Contract with respect to the issuance of equity in the Company, indemnity agreements and any Company Benefit Plan, (b) such arrangements disclosed in the 2021 Financial Statements and (c) arrangements that are not material to the Company, taken as a whole, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company for which the Company has ongoing obligations, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company as of the date hereof or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

Section 4.22            Internal Controls. The Company maintains adequate system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in material compliance with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

Section 4.23            Permits. As of the date hereof, the Company has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of lapse, revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened in writing, that seek the revocation, withdrawal, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance in all material respects with all Material Permits applicable to the Company.

Section 4.24            Proxy Statement/Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, as of the effective date of the Proxy Statement/Registration Statement, as of the date it is first mailed to the Acquiror Stockholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 4.25            No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in (a) the Schedules to this Agreement (each of which, subject to Section 11.08, qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or (b) the Acquiror SEC Reports filed or furnished by Acquiror prior to the date hereof and references to such Acquiror SEC Reports are expressly disclosed in the Schedules (excluding any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.07, Section 5.09 and Section 5.14), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

Section 5.01            Corporate Organization.

(a)            Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror made available to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

Section 5.02            Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party and (subject to the approvals described in Section 5.06) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such instruments and ancillary agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action and, except for the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such instruments and ancillary agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each instrument and such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each instrument and such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The affirmative vote of (i) holders of a majority of the votes of Acquiror Common Stock cast at the Special Meeting shall be required to approve each of the Transaction Proposal and Issuance Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting shall be required to approve the Amendment Proposal and (iii) holders of a majority of the Acquiror Common Stock voted at the Special Meeting shall be required to approve the Acquiror Incentive Plan and Acquiror Employee Stock Purchase Plan in accordance with Section 7.15 (the “Incentive Plan Proposals”), in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)            At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (net of amounts disbursed for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval.

Section 5.03            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Schedule 5.06, the execution, delivery and performance of this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party by each of Acquiror and Merger Sub, upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.04            Litigation and Proceedings. As of the date of this Agreement, there are no pending litigation or material other Actions or, to the knowledge of Acquiror, threatened, in writing, material Actions and, to the knowledge of Acquiror, there are no pending or threatened material investigations in writing, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon Acquiror.

Section 5.05            Compliance with Laws.

(a)            Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, the Acquiror and its Subsidiaries are as of the date of this Agreement, and since May 20, 2021 through the date of this Agreement have been, in compliance in all material respects with all applicable Laws. Neither of the Acquiror nor its Subsidiaries has received any written, or to the knowledge of the Acquiror, oral notice from any Governmental Authority of a violation of any applicable Law by the Acquiror or its Subsidiaries at any time since May 20, 2021 through the date of this Agreement.

(b)            Since May 20, 2021, (i) there has been no action taken by the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Laws or Trade Control Laws, (ii) neither the Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or, to the knowledge of the Acquiror, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws, (iii) neither the Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws and (iv) neither the Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws.

(c)            None of the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, is a person that is the target of sanctions or any applicable Trade Control Laws.

Section 5.06            Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, the NYSE or Nasdaq and the filing and effectiveness of the Certificate of Merger and the Acquiror A&R Charter.

Section 5.07            Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $171,615,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 20, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents (including, with respect to an Extension) and Acquiror’s final prospectus dated May 20, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, or in an interest bearing bank deposit account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Since May 20, 2021 through the date of this Agreement, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)            As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.08            Taxes.

(a)            All income and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of Acquiror for the periods covered thereby.

(b)            All income and other material amounts of Taxes and all income and other material Tax liabilities of Acquiror that are due and payable on or prior to the Closing Date have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of Acquiror in accordance with GAAP.

(c)            Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority, and (iii) complied with all other applicable withholding and related reporting requirements with respect to such Taxes in all material respects.

(d)            Acquiror is not currently, and since inception has not been, engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes, and no such proceeding is pending or, to the knowledge of Acquiror, contemplated. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending. Acquiror is not presently contesting the Tax liability of Acquiror before any taxing authority or other Governmental Authority.

(e)            Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f)            Acquiror has not been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)            Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount or deferred revenue received prior to the Closing, (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (vii) any election under Section 965(h)  of the Code.

(h)            There are no Liens with respect to Taxes on any of the assets of the Acquiror, other than Permitted Liens.

(i)            Acquiror does not have any liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) under any contractual obligation (other than customary commercial Contracts not primarily related to Taxes).

(j)            Acquiror is not party to, or bound by, and does not have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification agreements (except, in each case, for any such agreements that are customary commercial Contracts not primarily related to Taxes).

(k)            Acquiror has not made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)            Acquiror is not, and has not been at any time since the date of its formation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)            Acquiror is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Acquiror and its Affiliates.

(n)            Acquiror has not knowingly taken any action, nor, to the knowledge of Acquiror, are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o)            Acquiror has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.

(p)            Acquiror has not received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.

(q)            Acquiror has not made a request for an advance tax ruling, request for technical advice or any similar request with respect to any Taxes that is in progress or pending with any Governmental Authority.

(r)            This Section 5.08 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.08 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.08(e), (f), (g), (i) and (j), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 5.09            Brokers’ Fees. Except for fees described on Schedule 5.09 (including the amounts owed with respect thereto), no broker, finder, investment banker, agent or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor, for which the Acquiror or Merger Sub has any obligation.

Section 5.10            Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)            Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed by it with the SEC since May 20, 2021 pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Since May 21, 2021, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)            Each director and executive officer of Acquiror has filed with the SEC on all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder, and except as would otherwise have a material adverse effect on Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(g)            To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.11            Business Activities; Undisclosed Liabilities; Absence of Changes.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as currently contemplated to be conducted as of the Closing.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03), (ii) as set forth on Schedule 5.11(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Schedule 5.11(c)).

(d)            There is no liability, debt, claim, judgment or obligation of a nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, primary or secondary liability) against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2022 in the ordinary course of the operation of business of the Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in Schedule 5.11(d), (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.

(e)            Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(f)            Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(g)            (i) Since May 20, 2021 through the date of this Agreement, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and there has not been any change, development, condition, state of facts, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from December 31, 2022 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 8.03, if such action had been taken after the date hereof.

Section 5.12            Proxy Statement/Registration Statement. As of the effective date of the Proxy Statement/Registration Statement, as of the date the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement/Registration Statement.

Section 5.13            No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.

Section 5.14            Capitalization.

(a)            The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of Acquiror Preferred Stock and (ii) 400,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (A) no shares of Acquiror Preferred Stock are issued and outstanding, (B) 21,451,875 shares of Acquiror Common Stock are issued and outstanding, including a total of 4,290,375 Founder Shares, and (C) 8,153,833 Acquiror Warrants are issued and outstanding, including a total of 4,721,533 private placement warrants acquired by Sponsor, each of which entitle the holder thereof the purchase shares of Acquiror Common Stock at an exercise price of $11.50 per share. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Acquiror Units, shares of Acquiror Common Stock and Acquiror Warrants were issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and Acquiror’s Organizational Documents, and (B) are not subject to, and were not issued in breach or violation of any preemptive rights or Contract.

(b)            Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than Merger Sub) or any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will be waived on or prior to the Closing Date.

(c)            As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which ten (10)  shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

Section 5.15            NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR WS”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR.U”. Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

Section 5.16            Contracts; No Defaults.

(a)            Schedule 5.16(a) contains a listing of all Contracts including (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements), (ii) all Contracts to which Acquiror owes Sponsor money, and (iii) all Contracts pursuant to which Acquiror will have ongoing obligations after the Effective Time, in each case which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts of the type described in Schedule 5.16(a) have been delivered to or made available to the Company or its agents or representatives.

(b)            Each Contract of a type required to be listed on Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), was entered into at arm’s length in all material respects and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror or its Subsidiaries party thereto and, to the knowledge of the Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acquiror, are enforceable by the Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Acquiror, its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since May 20, 2021, neither the Acquiror nor its Subsidiaries have received any written or, to the knowledge of the Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Acquiror or its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since May 20, 2021 through the date hereof, neither the Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.17            Title to Property. Except as set forth on Schedule 5.17, neither the Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.18            Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the Jobs Act.

Section 5.19            Affiliate Agreements. Except as set forth on Schedule 5.19 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in Acquiror, none of the Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Acquiror or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

Section 5.20            Subscription Agreements. The Acquiror has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Investors have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock. To the knowledge of Acquiror, each Subscription Agreement is in full force and effect and is legal, valid and binding upon the Acquiror and the applicable Investor, enforceable in accordance with its terms. Each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with each Subscription Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to each Subscription Agreement. Acquiror has, and to the knowledge of Acquiror, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, any Investor, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, the applicable Investor or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, to the knowledge of Acquiror as of the date hereof, result in any portion of the amounts to be paid by each Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the Agreement) to the obligations of the Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 5.21            280G. Except as set forth on Schedule 5.21, neither Acquiror nor Merger Sub (i) has any paid employees or (ii) maintains, sponsors, contributes to, or otherwise has any liability under, any benefit plan. Neither the execution and delivery of this Agreement or the other ancillary agreements nor the consummation of the transactions contemplated hereby will: (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, manager or employee of Acquiror; or (B) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. The transactions contemplated by this agreement shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.22            Outstanding Acquiror Expenses. Set forth on Schedule 5.22 is Acquiror’s good faith estimate of all Outstanding Acquiror Expenses incurred as of the date hereof and that remain unpaid and outstanding.

Article VI

COVENANTS OF THE COMPANY

Section 6.01            Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 10.01 (the “Interim Period”), the Company shall, except as (a) set forth on Schedule 6.01, (b) expressly contemplated by this Agreement, the ancillary agreements or any Material Contract, (c) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or (d) may be required by Law, (i) use commercially reasonable efforts to (A) conduct and operate its business in the ordinary course in all material respects, (B) preserve intact the current business organization and ongoing businesses of the Company, and (C) maintain in all material respects the existing relations and goodwill of the Company’s customers, suppliers, vendors, joint venture partners, distributors, lessors, creditors and other Persons having material business relationships with the Company, and (ii) the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)            change or amend the certificate of incorporation, bylaws or other organizational documents of the Company (other than to the extent necessary in connection with the Contemplated Interim Note Financing);

(b)            (i) make, declare or pay any dividend, return of capital or other distribution (whether in cash, stock, property or any other combination thereof) to any holder of Equity Security of the Company, (ii) effect any recapitalization, reclassification or split, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except, in each case, for (A) the issuance of convertible notes pursuant to the Contemplated Interim Note Financing, (B) the issuance of Company Common Stock pursuant to the Company Convertible Note Conversion or Company Options, (C) the acquisition by the Company of any shares of Company Common Stock or any Company Options in connection with the forfeiture or cancellation of such equity, (D) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options and (E) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options, in each case solely to the extent in accordance with their terms in effect as of the date of this Agreement;

(c)            enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.13(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.13(a)), any Real Estate Document (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.18(b)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d)            (i) sell, assign, transfer, license, sublicense, dedicate to the public, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or expire or convey or dispose of any material assets, properties or business of the Company, taken as a whole (including any and all material Intellectual Property owned, used, practiced, or licensed by the Company), except for (A) dispositions of assets reasonably deemed by the Company to be obsolete or worthless, (B) sales of tangible inventory or Standard Outbound Licenses, in each case, in the ordinary course of business consistent with past practice, (C) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $250,000 in the aggregate and (D) in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) subject any material Owned Intellectual Property (including any material Owned Company Software) to Copyleft Terms; or (iii) disclose any material Trade Secret that is Owned Intellectual Property to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(e)            except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) materially increase or accelerate in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company, other than annual merit increases to such individuals who are not officers and directors to base compensation, declaration of bonuses, benefits or commissions (other than severance or retention) of any such individuals made in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit for the benefit of any current or former directors, officers, employees or consultants of the Company (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, (iv) grant any new awards under any Company Benefit Plan, (v) amend or modify any outstanding award under any Company Benefit Plan, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (ix) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its directors, officers, contractors or employees, (x) waive any restrictive covenants applying to employees, former employees or contractors or (xi) hire or engage or terminate (other than for cause) any employee or service provider, other than (A) in the ordinary course of business in respect of any such employee or service provider whose annual base compensation is less than $200,000 and (B) pursuant to Section 6.09;

(f)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(g)            make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company in the ordinary course of business consistent with past practice, (ii) as contemplated by the Contemplated Interim Note Financing, (iii) borrowing funds from Company Parent in connection with the Transactions or (iv) in the ordinary course of business;

(i)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing, Tax indemnification, Tax allocation or similar agreement (excluding any customary commercial Contract not primarily related to Taxes);

(j)            take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;

(k)            acquire any fee interest in real property or sell, transfer, lease or mortgage any Owned Real Property or portion thereof;

(l)            enter into, renew or materially amend in any material respect any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute an Company Affiliate Agreement);

(m)            waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise do not exceed $100,000 in the aggregate;

(n)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (i) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancing thereof, (ii) as contemplated by the Contemplated Interim Note Financing or (iii) funds borrowed from Company Parent in connection with the Transactions; provided, that, in no event shall any such borrowing, extension of credit or payment terms or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(c);

(o)            enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(p)            implement or announce any layoffs or furloughs, or facility closures affecting more than twenty (20) employees of the Company;

(q)            make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law, other than as may be recommended by the Company’s auditors or as may be required by GAAP or regulatory guidelines;

(r)            voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its respective assets and properties; and

(s)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01.

Section 6.02            Inspection. Subject to confidentiality obligations and similar restrictions that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall, to the extent permitted by applicable Law, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as reasonably necessary to facilitate Acquiror’s ongoing due diligence and consummation of the transactions contemplated by this Agreement; provided, that such access shall not include any unreasonable invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Parties. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 6.03            Regulatory Approvals.

(a)            The Company shall exercise its reasonable best efforts to cooperate with Acquiror to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b)            The Company shall furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing to be made by the Acquiror pursuant to any Antitrust Law. The Company shall promptly notify the Acquiror of any substantive communication with, and furnish to Acquiror copies of any notices or written communications (and memoranda setting forth the substance of all substantive oral communications) received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company shall provide the Acquiror prompt written notice of the commencement of any legal proceedings with respect to the transactions contemplated by this Agreement. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance written notice when possible, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it reasonably deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.”

(c)             Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including the Investors and any investment funds or investment vehicles affiliated with, or managed or advised by, the Investors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Investors or of any such investment fund or investment vehicle) to, and the Acquiror shall not, without the prior written consent of the Company to agree or otherwise be required to, take any action with respect to the Company or such Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

Section 6.04         No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror (other than as contemplated by this Agreement).

Section 6.05         No Claim Against the Trust Account. The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated May 20, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by May 25, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination pursuant to an Extension, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or any funds distributed therefrom at any time for any reason; provided that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.05 shall survive the termination of this Agreement for any reason.

Section 6.06         Preparation and Delivery of Additional Company Financial Statements; Proxy Solicitation; Other Actions.

(a)             The Company agrees to use commercially reasonable efforts to provide Acquiror, no later than May 1, 2023, the audited financial statements of the Company as of and for the year ended December 31, 2022, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board, as required and prepared in accordance with GAAP and Regulation S-X. The Company further agrees to use commercially reasonable efforts to provide Acquiror, as promptly as reasonably practicable, any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement (the financial statements described in this Section 6.06(a) are referred to collectively as the “Closing Company Financial Statements” and, together with the 2021 Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”).

(b)            The Company shall be available to, and the Company shall use commercially reasonable efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Registration Statement and (ii) responding in a timely manner to comments on the Proxy Statement/Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement/Registration Statement of pro forma and other financial statements, as required by Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 6.07         No Solicitation by the Company. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not and the Company shall instruct its and their Representatives, not to: (i) make any proposal or offer that constitutes a Company Acquisition Proposal; (ii) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Company Acquisition Proposal; (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal; or (iv) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination Proposal or the anti-takeover laws, in each case, other than to or with Acquiror and its Representatives. From and after the date hereof, the Company shall, and shall cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than Acquiror and its Representatives).

Section 6.08         Employment Agreements. During the Interim Period, notwithstanding anything to the contrary contained in this Agreement, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the date of this Agreement(which agreements shall include material terms as recommended by the Company’s compensation consultant and otherwise mutually agreed by Company and Acquiror (such consent not to be unreasonably withheld, conditioned or delayed)); provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement.

Section 6.09         Maximum Indebtedness. The Company shall use its reasonable best efforts to ensure that (i) the aggregate amount of principal and accrued interest underlying the Company Convertible Promissory Notes and the convertible notes issued pursuant to the Contemplated Interim Note Financing, that are not converted into shares of Company Common Stock immediately prior to Closing shall collectively not exceed $5,000,000 and (ii) any other Indebtedness for borrowed money of the Company shall collectively not exceed $10,000,000.

Section 6.10         Assignment of Intellectual Property. Prior to Closing, the Company shall (i) enter into an Intellectual Property assignment agreement between the Company and Company Parent in a form reasonably acceptable by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed) to transfer to the Company the trademarks and domain name registrations, set forth on Schedule 4.11(a), that are owned by Company Parent, (ii) use reasonable efforts to make all filings, and shall provide Acquiror with a copy of such filings, with the U.S. Patent & Trademark Office, any foreign patent or trademark office or agency, and/or any registration office or agency, as applicable, sufficient for the title records of the of such office or agency to identify Company as the owner of each of the trademarks and domain name registrations set forth on Schedule 4.11(a) and (iii) deliver an executed copy of the agreement described in the foregoing clause (i) to Acquiror for Acquiror’s inspection.

Section 6.11         Mortgage. No later than and including September 29, 2023, the Company shall provide to Acquiror (i) a release of the mortgage recorded on May 16, 2002 under No. 20020415138 against the Owned Real Property (the “Mortgage”), including an unrecorded release, executed by the lender of the commercial loan underlying the Mortgage (such lender, the “Lender”, and such loan, the “Loan”), (ii) a written statement from the Lender providing that (A) all outstanding amounts under the Loan have been paid in full and no amount remains outstanding and (B) the Lender agrees to release the Mortgage and record such release, (iii) an owner’s title insurance policy issued to the Company insuring the fee simple ownership and not including an exception with respect to the Mortgage, in each case in a form reasonably acceptable by Acquiror or (iv) any other assurance of the absence of such Mortgage on the Owned Real Property reasonably acceptable to Acquiror (the release, written statement, owner’s title insurance policy and other assurance described in each of the foregoing clauses (i), (ii), (iii) and (iv), the “Mortgage Release Documents”).

Article VII

COVENANTS OF ACQUIROR

Section 7.01         Regulatory Approvals.

(a)         Acquiror shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company pursuant to any Antitrust Law.

(b)        Acquiror shall exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)        Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror’s Affiliates, the Sponsor, the Investors, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Investors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, the Investors or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)        Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications (and memoranda setting forth the substance of all substantive oral communications) received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, when possible, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e)         Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

Section 7.02         Indemnification and Insurance.

(a)        For a period of six (6) years from the Effective Time, Acquiror shall, and shall cause the Surviving Company to, indemnify and hold harmless each present or former director and officer of Acquiror as the case may be (all such persons collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror or the Company, as the case may be, would have been permitted under applicable Law and in accordance with its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement and as provided in the indemnification agreements between Acquiror and the applicable D&O Indemnified Parties in the forms made available to the Company prior to the date of this Agreement. Without limiting the foregoing, from and after the Effective Time, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of six (6) years from the Effective Time the indemnification agreements between Acquiror and the applicable D&O Indemnified Parties in the forms made available to the Company prior to the date of this Agreement and provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to the D&O Indemnified Parties than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company to honor, each of the covenants in this Section 7.02.

(b)        For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of the Acquiror or the Company) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay (A) with respect to Acquiror, an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Acquiror for such insurance policy for the year ended December 31, 2022, or (B) with respect to the Company, an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2022; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “Acquiror D&O Tail”) and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)        Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company to whom this Section 7.02 applies without the consent of the affected Person.

(d)        The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 7.02 are expressly intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.02.

Section 7.03         Conduct of Acquiror During the Interim Period.

(a)        During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (a) as set forth on Schedule 7.03, (b) expressly contemplated by this Agreement (including, for the avoidance for doubt, the execution and delivery of the Subscription Agreements (provided, that (i) Acquiror shall not enter into Subscription Agreements issuing shares of its common stock for less than $10.00 per share without first seeking the Company’s consent and (ii) notwithstanding the restriction contained in the foregoing clause (i), Acquiror shall first consult with the Company prior to entering into any other Subscription Agreement) and the performance of the Acquiror’s obligations thereunder), as required to obtain the Extension Approval, or as, (c) consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or (d) as may be required by Law, (i) comply in all material respects with each of the agreements entered into in connection with its initial public offering and otherwise listed on Schedule 5.16(a), (ii) use commercially reasonable efforts to (A) conduct and operate its business in the ordinary course in all material respects and (B) preserve intact the current business organization and ongoing business of Acquiror and (iii) Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)         change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided that Acquiror may be entitled to amend the Certificate of Incorporation as necessary to effect, or give effect to, the Extension;

(ii)        (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or any other combination thereof) in respect of any of its or Merger Sub’s outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its or Merger Sub’s capital stock or other equity interests in any respect; or (C) other than the redemption of any shares of Acquiror Common Stock as required by Acquiror Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii)       make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing, Tax indemnification, Tax allocation or similar agreement (excluding any customary commercial Contract not primarily related to Taxes);

(iv)       knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;

(v)        other than as set forth on Schedule 7.03(a)(v), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(vi)       enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.16(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)      waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii)     incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness other than any Sponsor Working Capital Loan incurred up to $1,500,000;

(ix)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x)         (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xi)        make any capital expenditures;

(xii)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii)      enter into any new line of business outside of the business currently conducted by the Acquiror and its Subsidiaries as of the date of this Agreement;

(xiv)     make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xv)      voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and its Subsidiaries and their assets and properties;

(xvi)     hire or engage any employee or service provider; or

(xvii)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.03.

(b)        During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.04         Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Closing or the Extension (the “Redemption”), (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07 and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

Section 7.05         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, so long as reasonably feasible or permissible under applicable Law, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request for purposes of the Transactions. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.06         Acquiror Listing.

(a)        From the date hereof through the Effective Time, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Units, each to be listed on, the NYSE.

(b)        Acquiror shall prepare and submit to NYSE or Nasdaq, as determined by the Company in its sole discretion, a listing application covering all shares of Acquiror Common Stock issuable in accordance with this Agreement (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall: (i) cause the Listing Application to have been approved by NYSE or Nasdaq, as determined by the Company in its sole discretion, (ii) satisfy all applicable initial listing requirements of NYSE or Nasdaq, as determined by the Company in its sole discretion, and (iii) cause all shares of Acquiror Common Stock issuable in accordance with this Agreement to be approved for listing on NYSE or Nasdaq, as determined by the Company in its sole discretion, with the trading ticker “NKGN”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and in each of case (i), (ii) and (iii), the Company shall reasonably cooperate with Acquiror with respect thereto.

Section 7.07        Separation of Units. Immediately prior to the Effective Time, Acquiror shall instruct its Transfer Agent to separate, if not already separated prior to such time each share of Acquiror Common Stock and one-fifth of one Acquiror Warrant comprising each issued and outstanding Acquiror Unit (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of Acquiror Common Stock and one-fifth of one Acquiror Warrant as of such time; provided that no fractional Acquiror Warrants shall be issued in connection with the Unit Separation such that if a holder of an Acquiror Unit would be entitled to receive a fractional Acquiror Warrant upon the Unit Separation, then the number of Acquiror Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Acquiror Warrants.

Section 7.08         Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.09         Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary, on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) without limiting the Company’s rights to enforce certain of such Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby, and in each case in a manner as would reasonably likely result in the condition set forth in Section 9.03(f) to not be satisfied at the Effective Time. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iii) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.10         Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

Section 7.11         Section 16 Matters. Prior to the Effective Time, Acquiror shall take all steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.12         Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (a) any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), (b) make any proposal or offer that constitutes a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal or (d) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination Proposal or the anti-takeover laws, in each case other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.13         Bylaws. Concurrently with the consummation of the Transactions, Acquiror shall adopt the Acquiror A&R Bylaws.

Section 7.14         Extension Approval. Acquiror shall (a) as promptly as practicable after the date hereof, and in accordance with applicable Law and the Acquiror Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the Acquiror Stockholders (the “Extension Stockholders’ Meeting”) on a date no earlier than two (2) weeks after the filing of the Proxy Statement/Registration Statement with the SEC to consider the adoption and approval of a proposal to extend the date by which Acquiror must consummate a Business Combination pursuant to the Acquiror Organizational Documents to September 29, 2023 (such extension, the “Extension” and such proposal, the “Extension Proposal”); provided that, if the Proxy Statement/Registration Statement is not filed with the SEC by May 10, 2023, the Extension Stockholders’ Meeting shall take place on May 24, 2023; and (b) use reasonable best efforts to obtain approval of the Extension Proposal by the Acquiror Stockholders at the Extension Stockholders’ Meeting (such approval, the “Extension Approval”). Notwithstanding the foregoing, in the event that all of the conditions set forth in Article IX have not been satisfied or waived by August 20, 2023 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Acquiror shall establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the Acquiror Stockholders on a date no later than September 29, 2023 (the “Second Extension Stockholders’ Meeting”) to consider the adoption and approval of a proposal to further extend the date by which Acquiror must consummate a Business Combination pursuant to the Acquiror Organizational Documents to November 29, 2023 (such extension, the “Second Extension,” together with the Extension and such date, the “Final Termination Date”).

Section 7.15         Acquiror Incentive Plan; Acquiror Employee Stock Purchase Plan. Acquiror shall, prior to the Closing, obtain the approval of the Acquiror Incentive Plan and Acquiror Employee Stock Purchase Plan from the stockholders of Acquiror, in each case to become effective as of the Closing Date. Effective as of (and contingent on) the Closing, Acquiror shall adopt (a) a long-term incentive plan, which, subject to modification as mutually agreed by Company and Acquiror after consultation with equity compensation consultant to be engaged by the Company, shall (i) initially reserve a number of shares of Common Stock equal to twelve percent (12%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal of up to five percent (5%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year, and (b) an employee stock purchase plan, which, subject to modification as mutually agreed by Company and Acquiror after consultation with equity compensation consultant to be engaged by the Company, shall (i) initially reserve a number of shares of Acquiror Common Stock equal to three percent (3%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal up to two percent (2%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year.

Article VIII

JOINT COVENANTS

Section 8.01         Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.01 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions as set forth on Schedule 8.01(a), (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions as set forth on Schedule 8.01(b) and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein (including this Section 8.01) shall require the Company to use any effort to cause, or attempt to cause, any purchase of any Acquiror Common Stock pursuant to the terms of any Subscription Agreement. Except as required by this Agreement, no Party shall knowingly engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.

Section 8.02         Preparation of Proxy Statement/Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a)         As promptly as practicable following the execution and delivery of this Agreement and the delivery of the Closing Company Financial Statements, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, mutually acceptable Proxy Statement/Registration Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Proxy Statement/Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement/Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” authorizations, approvals or waivers from any Governmental Authority required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself and its officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, its Subsidiaries or the Company to any Governmental Authority or to NYSE, as applicable, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders promptly, and no later than five Business Days, after the Proxy Statement/Registration Statement is declared effective under the Securities Act.

(b)         To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)         Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement/Registration Statement will, on the date it is first mailed to the Acquiror Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)         If at any time prior to the Effective Time any information relating to the Company, Acquiror or its Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Registration Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(e)         Acquiror agrees to include provisions in the Proxy Statement/Registration Statement and to take reasonable action related thereto, with respect to (i) approval of the Acquiror A&R Charter in the form attached as Exhibit C hereto (the “Amendment Proposal”), (ii) approval of this Agreement and the Transactions, including the Merger (the “Transaction Proposal”), (iii) approval of the issuance of Acquiror Common Stock as contemplated by this Agreement, including approval of the issuance of Acquiror Common Stock pursuant to each Subscription Agreement, Backstop Agreement and any other issuance of Acquiror Common Stock in connection with the Transactions in accordance with this Agreement (including as may be required under the applicable listing requirements) (the “Issuance Proposal”), (iv) the approval of the Incentive Plan Proposals, (v) the election of members of the board of directors of Acquiror in accordance with Section 2.05 (the “Director Proposal”), (vi) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/ Registration Statement or correspondence related thereto (the “SEC Proposal”), (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal”) and (viii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) and, together with the Amendment Proposal, Transaction Proposal, Issuance Proposal, Incentive Plan Proposal, Director Proposal, SEC Proposal and Additional Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(f)          Acquiror shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) Business Days following the date the Proxy Statement/Registration Statement is declared effective, (ii) cause the Proxy Statement/Registration Statement to be disseminated to Acquiror’s stockholders in compliance with applicable Law and Section 8.02(a) and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement/Registration Statement, subject to the provisions of this Section 8.02(f). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that the Acquiror Board may make an Acquiror Change in Recommendation if the Acquiror Board shall have unanimously determined in good faith, after consultation with its outside legal counsel, that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, a failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided further that the Acquiror Board may not make such Acquiror Change in Recommendation unless (A) the Acquiror Board has provided written notice to the Company (the “Acquiror Recommendation Change Notice”) that is prepared to make an Acquiror Change in Recommendation at least ten (10) Business Days prior to taking such action, which notice  which notice shall specify (1) the Material Adverse Effect that has occurred on or after the date of this Agreement and (2) the basis for why a failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law, (B) during the ten (10) Business Day period after delivery of the Acquiror Recommendation Change Notice, Acquiror shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the Acquiror Board to reaffirm its Acquiror Board Recommendation and not make such Acquiror Change in Recommendation and (C) at the end of such ten (10) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the Acquiror Board determines in good faith (after consultation with its outside legal counsel) that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, the failure to make such an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties to Acquiror’s stockholders under applicable Law. For the avoidance of doubt, an Acquiror Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement. Notwithstanding the foregoing provisions of this Section 8.02(f), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that any postponement or adjournment shall be made with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and shall not postpone or adjourn the meeting to a date that is more than thirty (30) days after the date for which the Special Meeting was originally scheduled.

(g)         As promptly as reasonably practicable (and in any event within five (5) Business Days) after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the Company shall prepare and deliver to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement (the “Information Statement”). Subject to the terms set forth in this Agreement, the Company shall use its commercially reasonable efforts to secure the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Requisite Company Shareholders approving this Agreement and the transactions contemplated hereby (the “Written Consent”) the Information Statement is delivered to the Company Stockholders as promptly as practicable to the extent permitted by applicable Law and in accordance with this Section 8.02(g).

(h)         If the Company Requisite Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will include in its Information Statement to be delivered to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 8.03         Tax Matters.

(a)         Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall bear all transfer, documentary, sales, use, excise, stamp, registration, value added or other similar Taxes incurred by the Company or Acquiror in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b)         Tax Treatment. Acquiror, Merger Sub and the Company intend that the Merger (or the Merger and the PIPE Investment, taken together) qualifies for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party hereto shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed in a manner consistent with the Intended Tax Treatment. Each of the parties shall promptly notify all other parties in writing if, before the Closing Date, such party becomes aware that the Merger may not qualify for the Intended Tax Treatment. If the parties determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, to the extent the parties hereto mutually agree that the transactions contemplated hereby can be restructured (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to qualify for the Intended Tax Treatment, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of the Acquiror (“Newco”), with Newco being the surviving company in such merger, the parties shall use commercially reasonable efforts to restructure the transactions in such manner; provided, that the Acquiror shall not be required to take any action that is reasonably expected to result in any materially adverse tax consequence to the Acquiror’s stockholders or warrantholders. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties in writing of any challenge to the Intended Tax Treatment by any Governmental Authority. For the avoidance of doubt, (i) the qualification of the relevant portions of the Transactions for the Intended Tax Treatment shall not be a condition to Closing; and (ii) nothing in this Section 8.03(b) shall prevent any party hereto or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Authority with respect to the Intended Tax Treatment.

(c)         The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)         On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3)  dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company and a form of notice to the Internal Revenue Service prepared in accordance with Treasury Regulations Section 1.897-2(h)(2), each in form and substance reasonably satisfactory to Acquiror.

(e)         All Tax sharing, Tax indemnification or Tax allocation agreements or similar arrangements with respect to or involving the Company (other than any commercial Contracts entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are the Company) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(f)          If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such party, dated and executed as of the date the Proxy Statement/Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Registration Statement; provided, that, notwithstanding anything to the contrary in this Agreement, (A) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting Acquiror or Acquiror’s stockholders or warrantholders or (2) any counsel or Tax advisor to Acquiror to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Shareholders and (B) no party hereto or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 8.03(f) nor any other provision in this Agreement shall require the provision of a Tax opinion by any counsel or advisors to any party hereto to be an express condition precedent to the Closing.

Section 8.04         Confidentiality; Publicity.

(a)         Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, solely to the extent required by the Exchange Act, information contained in any presentation to the Investors, which information may include confidential information; provided that Acquiror provides the Company with an opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided, further that nothing in this Section 8.04(a) shall relieve any Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company.

(b)         Prior to the Effective Time, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto; and provided, further, that subject to Section 7.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 9.01.

Section 8.05         Transaction Litigation. In the event that any Action related to this Agreement, any ancillary agreement or the transactions contemplated hereby or thereby is, in the case of Acquiror, brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror (or any member thereof) prior to the Closing or, in the case of the Company, brought or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof) prior to the Closing, Acquiror and the Company shall, as applicable, promptly notify the other of any such pending of threatened Action and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the other’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01         Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)         No Prohibition. There shall not have been enacted or promulgated any Governmental Order or statute, rule or regulation promulgated by a Governmental Authority enjoining or prohibiting the consummation of the Transactions.

(b)         Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(c)         Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(d)         Net Tangible Assets. Acquiror shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Acquiror Common Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)         Proxy Statement/Registration Statement. The Proxy Statement/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement/Registration Statement shall be in effect and no proceedings for that purpose are outstanding or threatened by the SEC and not withdrawn.

(f)          Listing Approval. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or Nasdaq, as mutually determined by the Company and Acquiror, subject only to official notice of issuance thereof.

(g)         Extension Approval. The Extension Approval shall have been obtained.

(h)         D&O Insurance. There shall be a Directors and Officers liability insurance policy(ies) obtained and fully paid for Acquiror applicable after the Closing.

Section 9.02         Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)         Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article IV, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation or exception set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.

(b)         Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)         Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e)         Closing Deliverables. The Company shall have delivered to Acquiror each of the Closing deliverables specified in Section 2.06(b).

(f)         Mortgage Release. A Mortgage Release Document in compliance with Section 6.11 shall have been delivered to Acquiror.

Section 9.03         Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)         Representations and Warranties. Each of the representations and warranties of Acquiror contained in Article V, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation or exception set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b)         Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)         Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(e)         Acquiror A&R Charter. The Certificate of Incorporation shall be amended and restated substantially in the form of the Acquiror A&R Charter.

(f)         Acquiror Assets. The Acquiror Closing Cash Amount is no less than an aggregate amount of $50,000,000.

(g)         Closing Deliverables. Acquiror shall have delivered to the Company each of the Closing deliverables specified in Section 2.06(a).

(h)         D&O Resignations. The directors and officers listed on Schedule 9.03(i) shall have resigned, effective as of the Closing.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)         by written consent of the Company and Acquiror;

(b)         prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 29, 2023, as such date may be extended to match the date of the Final Termination Date following Acquiror stockholder approval of the Second Extension in accordance with Section 7.14 (such applicable date, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable Governmental Order or a statute, rule or regulation;

(c)         prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the applicable Termination Date; provided, that the right to terminate this Agreement under this Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable Governmental Order or a statute, rule or regulation;

(d)         by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)         by written notice from the Company to Acquiror if there has been an Acquiror Change in Recommendation;

(f)          by written notice from Acquiror to the Company if the Company does not deliver the Company Requisite Approval to Acquiror as promptly as practicable to the extent permitted by applicable Law (and in any event, to the extent permitted, within five (5) days) after the Information Statement is delivered to the Company Stockholders in accordance with Section 8.02(g);

(g)         by written notice from either the Company or Acquiror to the other if the Extension Approval is not obtained at the Extension Stockholders’ Meeting (subject to any adjournment or recess of the meeting); or

(h)         by written notice from the Company to Acquiror if (i) following the Extension Stockholders’ Meeting or at any time following Acquiror’s receipt of a notice of noncompliance with continued listing requirements of the NYSE or notice of delisting, the shares of Acquiror Common Stock are, or are reasonably expected by the Company to be, delisted from NYSE because of the Acquiror’s failure to comply with continued listing requirements thereof, or (ii) in connection with the Closing, Acquiror is unable to satisfy the listing requirements to list Acquiror Common Stock on Nasdaq or NYSE, as applicable.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.

Section 10.02      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, or its officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 6.05, 8.04, this Section 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.01 shall not affect any liability on the part of any Party for its Willful Breach of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (d) when e-mailed during normal business hours, provided no “bounceback” or notice of non-delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380

Attn:	James A. Graf and Tony Kuznik
E-mail:	james@grafacq.com and tony@grafacq.com

and

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095

Attn:	James Hu and Elliott Smith
E-mail:	james.hu@whitecase.com and elliott.smith@whitecase.com

(b)	If to the Company to:

NKGen Biotech, Inc.
3001 Daimler Street

Santa Ana, CA 92705

Attn:	Paul Song
E-mail:	info@nkgenbiotech.com

and

Cooley LLP

10265 Science Center Dr,

San Diego, CA 92121

Attn:	Rama Padmanabhan; Ken Rollins
E-mail:	padmanabhan@cooley.com; Krollins@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing.

Section 11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.16.

Section 11.05      Expenses. Except as otherwise provided herein (including Section 3.07 and Section 7.01(e)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that (a) each of Acquiror and the Company shall pay 50% of all fees and expenses in connection with filing and printing the Proxy Statement/Registration Statement under Section 8.02 and all regulatory filings under Section 8.01 and (b) Acquiror shall be responsible for all fees and expenses incurred in connection with the Extension Approval.

Section 11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), and that certain Confidentiality Agreement, dated February 12, 2023 between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12      Jurisdiction; Waiver of Trial By Jury. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any other court sitting in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13      Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.16      Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (d) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Sponsor Agreement and the Support Agreement.

Section 11.17      Conflicts and Privileges.

(a)         Each of the Parties hereby irrevocably acknowledge and agree that: (i) Cooley LLP (the “Designated Firm”) has acted as counsel to the Company prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) in connection with any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”), Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Company after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with the Designated Firm’s representation of the Company prior to and after the Closing; (iii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iv) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto shall be vested exclusively in the Surviving Company on behalf of the Company and shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Surviving Company on behalf of the Company; (v) neither Acquiror nor Merger Sub shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (vi) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub or otherwise.

(b)         The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including White & Case LLP (the “Prior Acquiror Firm”)) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “Graf Designee”) prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) the Prior Acquiror Firm may represent the Graf Designee, the Sponsor or any of the Sponsor’s Affiliates (excluding, for the avoidance of doubt, Acquiror) or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including the Prior Acquiror Firm) and the Acquiror, the Graf Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the Graf Designee and the Sponsor, (ii) may be controlled by Graf Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Company or any other Company Waiving Party; provided, that (A) the Graf Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (B) the applicable legal counsel (including the Prior Acquiror Firm) that represented the Acquiror, the Graf Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GRAF ACQUISITION CORP.IV

By:	/s/ James A. Graf
Name: James A. Graf
Title: Chief Executive Officer

AUSTRIA MERGER SUB, INC.

By:	/s/ James A. Graf
Name: James A. Graf
Title: President

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song, MD
Name: Paul Y. Song, MD
Title: Chief Executive Officer

Exhibit A

Form of Sponsor Agreement

[See Form 8-K Exhibit 10.1].

Exhibit B

Form of Support Agreement

[See Form 8-K Exhibit 10.2.]

Exhibit C

Form of Amended and Restated Certificate of Incorporation of Acquiror

See Attached.

C-1

EXHIBIT C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NKGEN BIOTECH, INC.

The undersigned, [__], hereby certifies that:

ONE: The corporation was originally incorporated under the name “Graf Acquisition Corp. IV.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 28, 2021 (the “Original Certificate”). The corporation filed its First Amended and Restated Certificate of Incorporation on May 20, 2021 (1the “Existing Certificate”).

TWO: This Second Amended and Restated Certificate of Incorporation (as may be amended or restated from time to time, the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

THREE: This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

FOUR: Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

FIVE: The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

I.

The name of this corporation is NKGen Biotech, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808, and the name of the registered agent of this corporation in the State of Delaware at such address is the Corporation Service Company.

1 NTD: To be updated to account for extension amendment

1.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A.         The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is five hundred ten million (510,000,000). Five hundred million (500,000,000) shares shall be Common Stock, having a par value per share of $0.0001. Ten million (10,000,000) shares shall be Preferred Stock, having a par value per share of $0.0001.

B.         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board of Directors and filed in accordance with the DGCL. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.         Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

2.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation, and regulation of the powers of the Company, of its directors and stockholders or any class thereof, as the case may be, it is further provided that:

A.         Management of Business. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors.

B.         Board of Directors. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, upon the filing of this Second Amended and Restated Certificate of Incorporation, the directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Article V.B. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall remove or shorten the term of any incumbent director.

C.         Removal of Directors. Subject to the rights of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D.         Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

3.

E.         Preferred Stockholders Election Rights. Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Article V.A hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Company shall automatically be reduced accordingly.

F.         Bylaw Amendments.

1.            The Board of Directors is expressly authorized and empowered to adopt, amend, or repeal any provisions of the bylaws of the Company (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon, voting together as a single class.

2.            The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3.            Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

4.            Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

4.

5.            An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board of Directors.

VI.

No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

VII.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This first paragraph of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint.  For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

5.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.

VIII.

A.         The Company reserves the right to amend, alter, change, or repeal at any time and from time to time, any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation are granted subject to this reservation.

B.         Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Company required by applicable law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII and VIII.

IX.

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * * *

6.

FOUR: This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

FIVE: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, NKGen Biotech, Inc., has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this ____ day of [_____], 2023.

NKGEN BIOTECH, INC.

By:

Name:

Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

Exhibit D

Form of Amended and Restated Bylaws of Acquiror

See Attached.

D-1

exhibit d

AMENDED AND RESTATED BYLAWS

OF

NKGEN Biotech, inc.

(A DELAWARE CORPORATION)

section 1.

Offices

Section 1.1         Registered Office. The registered office of NKGen Biotech, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2         Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

section 2.

Corporate Seal

Section 2.1         Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

section 3.

Stockholders’ Meetings

Section 3.1         Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2         Annual Meetings.

(a)         The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer of the Corporation to whom the Board delegates such authority. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) by or at the direction of the Board or a duly authorized committee thereof; (ii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)         At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)	For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each (other than the representation required by Section 3.2(b)(4)(e) nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed or provided to the Corporation in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement and associated proxy card as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such proposed nominee (as such term is used in any applicable stock exchange listing requirements or applicable law) or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange listing requirements or applicable law, or that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(2)	For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(4).

(3)	To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)	The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including, in the case of a nominee, the nominee, including any agreement, arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominees(s); (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2)); (E) a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation and (I) any other information relating to the Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)         A stockholder providing the written notice required by Section 3.2(b)(1) or (2) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d)         Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 3.2(b)(3) and there is no public announcement by the Corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e)         To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3) or 3.2(d), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (iv) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)         A person shall not be eligible for election or re-election as a director at an annual or special meeting, unless the person is nominated in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), and Section 3.2(e), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b) and Section 3.2(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) business days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(4)(D) and 3.2(b)(4)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g)         For purposes of Sections 3.2 and 3.3,

(1)	“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)	“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)	“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)	“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(5)	“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3         Special Meetings.

(a)         Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer to whom the Board has delegated such authority.

(b)         The Board shall determine the date, time and place, if any, of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)         Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than 120 days prior to such special meeting and not later than the later of the 90th day prior to such meeting or the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)         A person shall not be eligible for election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Sections 3.2(b)(4)(D) and 3.2(b)(4)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that such nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that the nomination is set forth in the notice of meeting and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)         Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(4) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4         Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice, in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Notice of the date, time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by such stockholder’s attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.5         Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstention and broker non-votes) shall be the act of such class or classes or series.

Section 3.6         Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 3.4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 3.7         Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8         List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9         Remote Communication; Delivery to the Corporation.

(a)         For the purposes of the Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders may, by means of remote communication:

(1)	participate in a meeting of stockholders; and

(2)	be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)         Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10      Organization.

(a)         At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the holders of a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)         The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)         The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

section 4.

Directors

Section 4.1         Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2         Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3         Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4         Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation.

Section 4.5         Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6         Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7         Meetings.

(a)         Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)         Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office.

(c)         Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)         Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e)         Waiver of Notice. Notice of any meeting of the Board may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8         Quorum and Voting.

(a)         Except as otherwise provided by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation.

(b)         At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9         Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10       Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11       Committees.

(a)         Other Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b)         Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)         Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present.

Section 4.12       Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the stockholders and the Board in accordance with Sections 3.10 and 4.13 of the Bylaws.

Section 4.13       Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

section 5.

Officers

Section 5.1         Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2         Tenure and Duties of Officers.

(a)         General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)         Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)         Duties of President. The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)         Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)         Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3         Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4         Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5         Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board.

section 6.

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 6.1         Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)         All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)         Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)         Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2         Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

section 7.

Shares Of Stock

Section 7.1         Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2         Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.3         Transfers.

(a)         Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)         The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4         Fixing Record Dates.

(a)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 7.4(a).

(b)         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business at the principal executive offices of the Corporation on the day on which the Board adopts the resolution relating to such action.

Section 7.5         Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.6         Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

section 8.

Other Securities Of The Corporation

Section 8.1         Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

section 9.

Dividends

Section 9.1         Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2         Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

section 10.

Fiscal Year

Section 10.1       Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

section 11.

Indemnification

Section 11.1       Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)         Directors and Executive Officers. The Corporation will indemnify each director and executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding was authorized by the Board or (ii) the Proceeding is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

(b)         Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)         Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such Proceeding, or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or executive officer in such director’s or executive officer’s capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)         Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 90 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)         Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f)         Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)         Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)         Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the Corporation.

(i)         Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any other applicable law. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j)         Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(1)	The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)	The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)	The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4)	References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

section 12.

Notices

Section 12.1         Notices.

(a)         Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.

(b)         Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Section 4.7(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)         Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)         Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)         Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)         Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

section 13.

Amendments

Section 13.1       Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Exhibit E

Form of Amended and Restated Registration Rights Agreement

[See Form 8-K Exhibit 10.5.]

Exhibit F

Form of Lockup Agreement

[See Form 8-K Exhibit 10.4.]